EXHIBIT 99.1



May 4, 2000

Board of Directors
Biovail Corporation


We are aware of the incorporation by reference in the Registration Statement (Form F-3) dated May 4, 2000, of Biovail Corporation of our compilation report and Comment to United States readers on Canadian and United States reporting differences dated March 17, 2000 relating to the unaudited pro forma combined statements of operations of Biovail Corporation for the year ended December 31, 1999, which is included in the Company's Form 6-K dated April 19, 2000.

Yours truly,

/s/ ERNST & YOUNG LLP